Exhibit 5.2

SIMPSON THACHER & BARTLETT

ICBC TOWER, 35TH FLOOR

3 GARDEN ROAD

HONG KONG

(852) 2514-7600

FACSIMILE (852) 2869-7694
DIRECT DIAL NUMBER		E-MAIL ADDRESS

December 6, 2017

Alibaba Group Holding Limited

c/o Alibaba Group Services Limited

26/F Tower One, Times Square

1 Matheson Street, Causeway Bay

Hong Kong

Ladies and Gentlemen:

We have acted as United States counsel to Alibaba Group Holding Limited, an exempted company with limited liability under the law of the Cayman Islands (the “Company”) in connection with the Registration Statement on Form F-3 (File No. 333-221742) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of US$700,000,000 aggregate principal amount of 2.800% Notes due 2023, US$2,550,000,000 aggregate principal amount of 3.400% Notes due 2027, US$1,000,000,000 aggregate principal amount of 4.000% Notes due 2037, US$1,750,000,000 aggregate principal amount of 4.200% Notes due 2047 and US$1,000,000,000 aggregate principal amount of 4.400% Notes due 2057 (collectively, the “Securities”).  The Securities will be issued under an indenture dated as of December 6, 2017 (the “Base Indenture”) between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), relating to the Notes, as supplemented by the First Supplemental Indenture dated as of December 6, 2017 (the “First Supplemental Indenture”) between the Company and the Trustee relating to the 2023 Notes, the Second Supplemental Indenture dated as of December 6, 2017 (the “Second Supplemental Indenture”) between the Company and the Trustee relating to the 2027 Notes, the Third Supplemental Indenture dated as of December 6, 2017 (the “Third Supplemental Indenture”) between the Company and the Trustee relating to the 2037 Notes, the Fourth Supplemental Indenture dated as of December 6, 2017 (the “Fourth Supplemental Indenture”) between the Company and the Trustee relating to the 2047 Notes, and the Fifth Supplemental Indenture dated as of December 6, 2017 (the “Fifth Supplemental Indenture,” and together with the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, the “Supplemental Indentures”, and each Supplemental Indenture, together with the Base Indenture, the “Indenture”) between the Company and the Trustee relating to the 2057 Notes.

DANIEL FERTIG	ADAM C. FURBER IAN C. HO	ANTHONY D. KING		CELIA C.L. LAM	CHRIS K.H. LIN	JIN HYUK PARK	KATHRYN KING SUDOL	CHRISTOPHER K.S. WONG
RESIDENT PARTNERS SIMPSON THACHER & BARTLETT, HONG KONG IS AN AFFILIATE OF SIMPSON THACHER & BARTLETT LLP WITH OFFICES IN:
NEW YORK	BEIJING	HOUSTON	LONDON	LOS ANGELES	PALO ALTO	SÃO PAULO	SEOUL	TOKYO	WASHINGTON, D.C.

We have examined the Registration Statement, the Base Indenture, the form of which has been filed with the Commission as an exhibit to the Registration Statement, the Supplemental Indentures, the form of which has been filed as Exhibit 4.1 to the report on Form 6-K of the Company filed with the Commission in connection with the offer and sale of the Securities by the Company, a duplicate of the global notes representing the Securities, and the underwriting agreement, dated November 29, 2017 (the “Underwriting Agreement”), between the Company and the several underwriters named on Schedule A thereto. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.  As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.  We have also assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have assumed further that (1) the Company is validly existing under the law of the Cayman Islands and has duly authorized, executed, issued and delivered, as applicable, the Indenture, the Securities and the Underwriting Agreement in accordance with its memorandum and articles of association and the law of the Cayman Islands, (2) the execution, delivery and performance by the Company of the Indenture, the Securities and the Underwriting Agreement do not and will not violate the law of the Cayman Islands or any other jurisdiction (excepting the law of the State of New York and the federal laws of the United States) and (3) the execution, delivery and performance by the Company of the Indenture and the Securities do not and will not constitute a breach or violation of any agreement or instrument that is binding upon the Company or its memorandum and articles of association.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Securities, the terms of the offering thereof and related matters by the Board of Directors of the Company, a duly constituted and acting committee of such Board or duly authorized officers of the Company (such Board of Directors, committee or authorized officers being hereinafter referred to as the “Board”) and (b) the due execution, authentication, issuance and delivery of the Securities, upon payment of the consideration therefor provided for in the Underwriting Agreement, and otherwise in accordance with the provisions of the Indenture and the Underwriting Agreement, the Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the report on Form 6-K of the Company filed with the Commission in connection with the offer and sale of the Securities by the Company and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT